Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Memorandum”) is made and entered into between and among (i) California Public Employees’ Retirement System (“CalPERS”), Alaska Plumbing and Pipefitting Industry Pension Trust (“Alaska Plumbing”) (for themselves and on behalf of all persons who purchased or otherwise acquired the publicly traded securities of UnitedHealth Group Inc. (“UnitedHealth”) between January 20, 2005 and May 17, 2006 (“Class Members”)) (collectively, the “Plaintiffs”); and (ii) UnitedHealth, and Stephen J. Hemsley, Patrick J. Erlandson, Robert J. Sheehy, William A. Munsell, Tracy L. Bahl, Lois E. Quam, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, William C. Ballard, Douglas W. Leatherdale, William G. Spears, Gail R. Wilensky, Richard T. Burke, Donna E. Shalala, and Robert L. Ryan (collectively the “Individual Defendants”) (together with UnitedHealth, the “Settling Defendants”). Defendants William W. McGuire and David J. Lubben (collectively, the “Non-Settling Defendants”) are not parties to this Memorandum and are not Settling Defendants.

The Plaintiffs and the Settling Defendants (collectively, the “Settling Parties”) have reached an agreement in principle for the settlement of the securities class action captioned In re UnitedHealth Group Incorporated PSLRA Litigation, Civil Action No. 06-1691 JMR/FLN (the “Consolidated Action”) pending in the United States District Court, District of Minnesota (the “Court”), as between the Settling Parties, on the terms set forth below and subject to Court approval. This Memorandum outlines the principal terms of the settlement (“Settlement”) and is intended to be used as a basis for drafting a Stipulation of Settlement (“Stipulation”) to be executed by, or on behalf of the Settling Parties, and accompanying papers that shall embody the terms set forth herein and such other consistent terms as agreed upon by the Settling Parties.

1. Settlement Sum. UnitedHealth shall pay the settlement sum of $895,000,000 (the “Settlement Sum”). $450,000,000 of the Settlement Sum (“First Installment”) will be deposited into an interest-bearing escrow account controlled by Plaintiffs’ Lead Counsel

(“Lead Counsel”) and subject to the Court’s oversight (the “Settlement Account”) by wire transfer according to the instructions to be supplied by Plaintiffs, by the earlier of (i) ten (10) days following the date the Court preliminarily approves the terms of the Settlement (“Preliminary Approval”); or (ii) September 15, 2008. UnitedHealth will deposit the remainder of the Settlement Sum, that is $445,000,000, (“Second Installment”) into the Settlement Account, upon the earlier of: (i) ten (10) days following the date the Court gives its final approval of the Settlement and enters a Partial Final Judgment and Order of Dismissal with prejudice (“Partial Final Judgment”) and the Partial Final Judgment is affirmed on appeal and/or is no longer subject to appeal or certiorari, and the time for any petition for reargument, appeal, or review, by certiorari or otherwise, has expired; (ii) ten (10) days following execution by Plaintiffs and both Non-Settling Defendants of a Memorandum of Understanding that contains an agreement in principle for the settlement of the Consolidated Action, as between the Plaintiffs and Non-Settling Defendants; or (iii) January 1, 2009. The principal amount of the Second Installment shall bear interest from the date of the deposit of the First Installment until paid at four and one half (4.5) percent. No funds are to be paid or withdrawn from the Settlement Account absent a Court order, except as is consistent with the terms of the Settlement for the payment of notice and Settlement administration, taxes on the Settlement Sum, and tax form preparation, or as otherwise to be provided in the Stipulation.

2. Corporate Governance Improvements. No later than thirty (30) days after the Partial Final Judgment is entered by the Court, UnitedHealth will implement the corporate governance changes set forth in Exhibit A hereto, which changes were the product of substantial and lengthy negotiations between the Settling Parties, and shall be maintained for a period of no less than five (5) years. Defendants also acknowledge that the pendency and prosecution of the Consolidated Action, including the demands made in connection therewith, were a contributing factor underlying the decision of the UnitedHealth Board to substantially alter and improve the manner in which UnitedHealth is governed by adopting the additional corporate governance changes briefly summarized in Exhibit B hereto, via modification of UnitedHealth’s bylaws and Principles of Governance.

3. Non-Recapture. The Settlement will be non-recapture, i.e., it is not a claims-made settlement. The Settling Defendants have no ability to have returned to them any of the Settlement Sum; provided, however, that if the Settlement fails to receive court approval, or the Settlement fails for any other reason, then the Settlement Sum paid (including any interest earned on such payments), less taxes paid or owed, tax preparation fees and costs of notice and claims administration paid or incurred, shall promptly be returned to UnitedHealth. The settlement claims process will be administered by an independent claims administrator selected by Lead Counsel and appointed by the Court. The Settling Defendants will have no involvement in reviewing or challenging claims. Costs of notice of the Settlement and administration and distribution costs shall be paid out of the Settlement Account. Settling Defendants shall have no responsibility or liability for the plan of allocation to Class Members.

4. Payment of Attorneys’ Fees and Expenses. Any attorneys’ fees and expenses awarded Plaintiffs’ counsel by the Court shall be paid to Plaintiffs’ Lead Counsel within three (3) business days of the entry of the Partial Final Judgment by the Court, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to Plaintiffs’ counsel’s joint and several obligations to make appropriate refunds or repayments to the Settlement Sum plus interest earned thereon if, and when, as the result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or expense award is reduced or reversed. Plaintiffs’ counsel shall make the appropriate refund or repayment, in full, within ten (10) days following any such reduction of the fee or cost award, or the termination of the Settlement. The obligation to make appropriate refund or repayment may be enforced by the Court. The Settlement Sum shall be the sole source of payment of any award of attorneys’ fees and expenses to Plaintiffs’ counsel. The Settling Parties agree that the denial, in whole or in part, of any application for attorneys’ fees and expenses shall in no way affect the enforceability, validity or finality of the Settlement.

5. Termination Option. UnitedHealth has the right, within twenty (20) days from the expiration of the opt-out period established by the Court, at its option, to terminate and cancel the Settlement if the persons or entities who would otherwise be Class Members, but who exclude themselves from the Settlement in accordance with the terms of the notice, purchased, acquired or held shares (that would otherwise be entitled to damages) that collectively exceed five (5) percent of the number of damaged shares as estimated in Plaintiffs’ Expert Opening Report. The procedure, terms and conditions for exercising this option will be set forth in the Stipulation.

6. Mutual Releases. The Stipulation shall contain releases substantially conforming to the following terms:

(a) Plaintiffs hereby release and forever discharge the Settling Defendants, their respective present and former parents, subsidiaries, divisions and affiliates, the present and former partners, employees, officers and directors of each of them, the present and former attorneys, accountants, insurers, and agents of each of them, and the predecessors, heirs, successors and assigns of each (collectively, the “Released Persons”), from any and all claims, demands, rights, liabilities and causes of action of every nature and description whatsoever, whether based in law or equity, on federal, state, local, foreign, statutory or common law, or any other law, rule, or regulation (including, but not limited to, all claims arising out of or relating to any acts, omissions, disclosures, public filings, registration statements, financial statements, audit opinions, or statements by the Settling Defendants, including without limitation, claims for negligence, gross negligence, constructive or actual fraud, negligent misrepresentation, conspiracy, or breach of fiduciary duty), whether known or unknown, whether or not concealed or hidden, accrued or not accrued, foreseen or unforeseen, matured or not matured, that were asserted or that could have been asserted directly, indirectly, representatively or in any other capacity, at any time, in any forum by Plaintiffs against the Released Persons arising out of, based upon, or related in any way to: (a) the purchase, acquisition, sale, or disposition of any publicly traded securities of UnitedHealth by any Plaintiff during the Class Period, the allegations that were made or could have been made in the Consolidated Action and any of the facts, transactions, events, occurrences, disclosures, statements, acts, omissions or failures to act which were or that could have been asserted by Plaintiffs in the Consolidated Action; or (b) the settlement or resolution of the Consolidated Action (including, without limitation, any claim for attorneys’ fees by Lead Plaintiffs or any Class Member)(the “Released Claims”). Released Claims shall also include any Unknown Claims. Unknown Claims means any claims that any Plaintiff does not know or suspect to exist in his, her, its or their favor at the time of the release of the Released Persons which, if known by him, her, it, or them might have affected his, her, its or their settlement with and release of the Released Persons, or might have affected his, her, its, or their decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that Plaintiffs shall be deemed to have expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiffs shall expressly waive any and all provisions, rights and benefits conferred by any law, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Any Plaintiff may hereafter discover facts in addition to or different from those that he, she, it or they now know or believe to exist or to be true with respect to the subject matter of the Released Claims, but the Plaintiffs shall have fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs acknowledge that the foregoing waiver was separately bargained for and a material element of the settlement of which this release is a part. Notwithstanding the foregoing, nothing in this Memorandum (or in the Stipulation) will release any claims by Plaintiffs against the Non-Settling Defendants.

(b) The Settling Defendants on behalf of themselves, their affiliates, predecessors, successors, assigns, agents, employees and all other persons or entities controlled by, or under common control with, the Settling Defendants shall release and forever discharge Plaintiffs, their respective present and former parents, subsidiaries, divisions and affiliates, the present and former partners, employees, officers and directors of each of them, the present and former attorneys, accountants, insurers, and agents of each of them, and the predecessors, heirs, successors and assigns of each, from all claims of every nature and description, known and unknown, relating to the institution, prosecution and/or resolution of the Consolidated Action. While denying liability, the Settling Defendants agree that, based upon publicly available information at the time, the Consolidated Action was filed in good faith, was not frivolous and is being settled voluntarily by the Settling Defendants after consultation with competent legal counsel. The Parties agree not to oppose a finding in the Partial Final Judgment that during the course of the Consolidated Action, the Parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.

7. Non-Settling Defendants. Plaintiffs do not release, and are hereby preserving, any and all of their respective claims and rights against the Non-Settling Defendants in the Consolidated Action. UnitedHealth affirms that it will continue to advance reasonable defense costs, consistent with Minnesota law, for the Non-Settling Defendants until a judgment is entered as to the Non-Settling Defendants in the Consolidated Action. Plaintiffs agree that they will not settle any claim or judgment against the Non-Settling Defendants without obtaining from the Non-Settling Defendants the release of any and all claims the Non-Settling Defendants may have against any of the Released Persons based on, arising out of, relating to, or in connection with the Released Claims or the subject matter thereof, provided that each Settling Defendant shall execute and provide to the Non-Settling Defendants a release in a form that is satisfactory both to the Settling Defendants and the Non-Settling Defendants. To the extent (but only to the extent) not covered by the Reform Act Bar Order and/or the Complete Bar Order (as defined below), the Plaintiffs, on behalf of themselves and the Class Members, further agree that in the event Plaintiffs obtain the proceeds of any settlement or judgment against a Non-Settling Defendant (“Non-Settling Defendant Recovery”), Plaintiffs will reimburse UnitedHealth an amount equal to any settlement or final, non-appealable judgment (up to the amount of the Non-Settling Defendant Recovery) that any Non-Settling Defendant may obtain against any of the Released Persons based upon the Released Persons’ liability to the Non-Settling Defendants for amounts paid by the Non-Settling Defendants to Plaintiffs, arising out of, relating to, or in connection with the Released Claims or the subject matter thereof. The sole source of any reimbursement pursuant to the immediately preceding sentence shall be the amounts collected by Plaintiffs in the Non-Settling Defendant Recovery. In no event shall Plaintiffs be required to reimburse UnitedHealth for an amount in excess of the Non-Settling Defendant Recovery. In the event a Non-Settling Defendant asserts such a claim against a Released Person related to any claim asserted or judgment obtained against that Non-Settling Defendant, or settlement entered into by that Non-Settling Defendant, arising from or related to a claim asserted against that Non-Settling Defendant by Plaintiffs, UnitedHealth agrees to pay the reasonable costs of defending any such claim that may be asserted against any Released Person by any Non-Settling Defendant, and any such Released Person shall defend against such claim in good faith and will not settle such claim without the prior written consent of Lead Counsel and UnitedHealth, which consent shall not be unreasonably withheld. This provision shall not apply to claims that are independent of the Released Claims. In the event that a settlement is reached between Plaintiffs and a Non-Settling Defendant (notwithstanding the third sentence of this paragraph), or final judgment is entered in favor of Plaintiffs against a Non-Settling Defendant before the resolution of that Non-Settling Defendant’s potential claims against any Released Person, any funds collected on account of such settlement or judgment shall not be distributed, but shall be retained by Lead Counsel in an escrow account pending the resolution of any potential claim by the Non-Settling Defendant against such Released Person(s).

8. Bar Orders. The Partial Final Judgment shall contain provisions substantially conforming to the following paragraphs:

(a) In accordance with Section 21D-4(f)(7)(A) of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4(f)(7)(A), each of the Released Persons are discharged from all claims for contribution that have been or may hereafter be brought by or on behalf of any of the Non-Settling Defendants or any of the Settling

Defendants based upon, relating to, or arising out of the Released Claims. Accordingly, (i) the Non-Settling Defendants are permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any such claim for contribution against any Released Person based upon, relating to, or arising out of the Released Claims; and (ii) the Released Persons are permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any claim for contribution against the Non-Settling Defendants based upon, relating to, or arising out of the Released Claims (“Reform Act Bar Order”).

(b) The Non-Settling Defendants and the Settling Defendants are permanently barred, enjoined, and restrained from commencing, prosecuting or asserting any claim, if any, however styled, whether for indemnification, contribution, or otherwise and whether arising under state, federal, or common law, against the Released Persons based upon, arising out of, or relating to the Released Claims; and the Released Persons are permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any other claim, if any, however styled, whether for indemnification, contribution, or otherwise and whether arising under state, federal, or common law, against the Non-Settling Defendants based upon, arising out of, or relating to the Released Claims (the “Complete Bar Order”).

(c) If the Partial Final Judgment fails to include the Reform Act Bar Order or the Complete Bar Order (collectively “Bar Orders”), or if appellate review of the Bar Orders is sought and on such review the Bar Orders are vacated, modified or reversed, then the Settling Defendants shall have the right to terminate the Settlement.

(d) Notwithstanding the foregoing provisions, nothing in the Partial Final Judgment will bar the Non-Settling Defendants from pursuing claims that are independent of the Released Claims against the Released Persons.

9. Termination. In the event this Settlement fails to become effective for any reason, the Settling Parties shall be deemed to have reverted nunc pro tunc to their respective status as of June 30, 2008, and they shall proceed in all respects as if this Memorandum had not been executed and without prejudice in any way from the negotiation, fact or terms of this Settlement.

10. Insurance. Nothing in this Memorandum or Settlement shall affect any rights by any Settling Defendant under any policies of insurance.

11. No Admissions. The Settling Defendants deny any wrongdoing, fault, liability or damage to Plaintiffs, deny that they engaged in any wrongdoing, deny that they committed any violation of law, and deny that they acted improperly in any way and also assert certain defenses. In view, however, of the uncertainty and risk of the outcome of any litigation (especially complex securities litigation), the difficulties and substantial expense and length of time necessary to defend the proceeding—including potentially through trial, post-trial motions and appeals—and to eliminate the burden and expense of further litigation, the Settling Defendants wish to settle the Consolidated Action and put the Released Claims to rest, finally and forever, without in any way acknowledging any wrongdoing, fault, liability or damage to Plaintiffs. This Memorandum and the terms of the Settlement represent a compromise of disputed claims and the negotiations, discussions, and communications in connection with or leading up to and including the Settlement are not and shall not be construed as admissions or concessions by the Settling Parties, or any of them, either as to any liability or wrongdoing or as to the merits of any claim or defense. Neither the existence of this Memorandum nor any of its provisions shall be offered into evidence by any Party or its agents in the Consolidated Action or in any other action, arbitration or proceeding as admissions or concessions of liability or wrongdoing of any nature on the part of the other Party, or as admissions or concessions concerning the merits of any claim or defense, other than in connection with any action, motion or proceeding to enforce the terms of this Memorandum.

12. Benefits of the Settlement to the Class. This Settlement is conditioned upon the approval thereof by the Boards of both CalPERS and UnitedHealth. Lead Counsel and CalPERS’ General Counsel will recommend to CalPERS’ Board, approval of the Settlement. Provided that the Boards of CalPERS and UnitedHealth approve the Settlement, (i) CalPERS and Lead Counsel, based upon their thorough evaluation, agree that the Settlement is fair, reasonable and adequate and in the best interests of the Class Members, and that it confers substantial benefits upon the Class Members; and (ii) CalPERS and Lead Counsel as well as the Settling Defendants and their counsel shall use their best efforts to obtain final Court approval of the Settlement and to encourage all Class Members to participate in the Settlement.

13. Derivative Action. CalPERS and Alaska Plumbing agree not to object to the proposed settlement in In re UnitedHealth Group Incorporated Shareholder Derivative Litigation, No. 06-cv-01216-JMR-FLN (D. Minn.)(the “Derivative Action”), except to the extent the current and publicly known terms of that settlement are modified in a manner that is detrimental to the interests of the Plaintiffs. Nothing in this paragraph, however, shall prevent Plaintiffs from continuing to enforce, defend or pursue the injunctive relief as to certain property claimed by William W. McGuire, which is subject to the Court’s Order dated December 26, 2007. Further, nothing in this paragraph shall prevent Plaintiffs from enforcing the terms of, or preserving its rights under this Memorandum. Finally, nothing in this paragraph shall prevent Plaintiffs from pursuing their claims in the Consolidated Action against William W. McGuire and David J. Lubben (“Reserved Claims”), or from objecting to any attempt by the plaintiffs in the Derivative Action or any of the Settling Defendants to release any Reserved Claim in the Derivative Action.

14. Stay of Proceedings. The Settling Parties agree to seek an order from the Court staying all proceedings in the Consolidated Action for thirty (30) days. Plaintiffs further agree that pending the entry of the Partial Final Judgment, they will (i) not seek to reopen discovery as against the Settling Defendants; (ii) not seek the production of or challenge any privilege with respect to interview memoranda prepared by Wilmer Cutler Pickering Hale and Dorr LLP, documents reflecting attorneys’ mental impressions of the interviews, the memorandum prepared by Covington & Burling LLP, and the two memoranda prepared by Dorsey & Whitney LLP; and (iii) not make any further effort to seek public disclosure of any discovery materials that have been previously designated Confidential or Highly Confidential (except as may be required at trial). The Settling Parties will also request that the Court take no further action with regard to any pending motions or objections filed by the Settling Parties. Nothing in this paragraph will prevent Plaintiffs from (i) pursuing any motion practice between Plaintiffs and the Non-Settling Defendants; (ii) seeking any discovery from the Non-Settling Defendants or (iii) taking the Rule 30(b)(6) metadata deposition, provided that such motion practice or discovery does not involve or result in any of the activities described in the second sentence of this paragraph.

15. Stipulation. Promptly after execution of this Memorandum, the Settling Parties shall negotiate in good faith and agree upon the Stipulation.

16. Preliminary Approval. The Settling Parties shall use their best efforts to present the Settlement to Hon. James M. Rosenbaum, U.S. District Judge, subject to the Court’s availability, for preliminary approval as soon as practicable.

17. Confidentiality of Settlement. The Settling Parties and their counsel shall keep the Settlement, and the prospect of settlement, absolutely confidential until all Settling Parties have executed this Memorandum (except for such disclosure that may be required to the

Court or as required by law, including under the California Public Records Act). UnitedHealth and Plaintiffs will exchange drafts of press releases concerning the Settlement by 7:00 p.m., Eastern Daylight Time, in advance of the day that UnitedHealth intends to publicly announce the Settlement.

18. Counterparts. This Memorandum may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The counsel below warrant that they have the full authority to execute this Memorandum on behalf of the Settling Parties.

19. Cooperation. UnitedHealth agrees to cooperate in the authentication of documents through the production of a witness at trial or otherwise.

20. Other Cases. This Settlement is not conditioned upon settlement or approval of settlement of any derivative suits or ERISA suits. The release in this Consolidated Action will expressly state it is not releasing any derivative or ERISA claims.

21. Arm’s-Length Agreement. The Settling Parties have engaged in substantial arm’s length negotiations in an effort to resolve the Consolidated Action, including conducting numerous meetings and telephone conferences where the terms of the agreements detailed herein were extensively debated and negotiated, at times with the assistance of mediators.

22. Performance. The Settling Parties acknowledge that the failure to complete the Settlement under the terms of this Memorandum will result in irreparable harm that cannot be adequately compensated through money damages and that each therefore agrees that specific performance is the appropriate remedy for breach of this Memorandum, provided, however, that only the Plaintiffs and UnitedHealth may seek relief under this section.

Dated: July 1, 2008	COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP (on behalf of Plaintiffs California Public Employees’ Retirement System and Alaska Plumbing and Pipefitting Industry Pension Trust and the Class Members)

	By:	/s/ Michael J. Dowd
Darren J. Robbins
Michael J. Dowd
Lead Counsel

O’MELVENY & MYERS LLP (on behalf of Defendants UnitedHealth Group Inc., Stephen J. Hemsley, Patrick J. Erlandson, Robert J. Sheehy, William A. Munsell, Tracy L. Bahl, Lois E. Quam, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, William C. Ballard, Douglas W. Leatherdale, William G. Spears, Gail R. Wilensky, Richard T. Burke, Donna E. Shalala, and Robert L. Ryan)

	By:	/s/ Charles E. Bachman
Charles E. Bachman

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